Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-127667 on Form S-8 of our reports dated March 10, 2008, relating to the consolidated financial statements of Heartland Payment Systems, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding adoption of Statement of Financial Accounting Standard (SFAS) No. 123(R) Share-Based Payment on January 1, 2006) and the effectiveness of Heartland Payment Systems, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Heartland Payment Systems, Inc. and subsidiaries for the year ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
November 18, 2008